Stockholder contact:	800-345-6611, option 3

Media contact:	Meghan Shields meghan.shields@columbiathreadneedle.com

TRI-CONTINENTAL CORPORATION

DECLARES FOURTH QUARTER DISTRIBUTION

BOSTON, MA, November 18, 2025 - Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today declared a fourth quarter ordinary income distribution of $0.2711 per share of Common Stock and $0.6250 per share of Preferred Stock. In addition, the Corporation declared a total capital gain distribution of $2.0443 per share of Common Stock. This capital gain distribution consists of short-term capital gains of $0.2541 and long-term capital gains of $1.7902. Distributions on Common Stock will be paid on December 22, 2025 to Common Stockholders of record on December 12, 2025, and dividends on Preferred Stock will be paid on January 2, 2026 to Preferred Stockholders of record on December 12, 2025. The ex-dividend date for both the Common Stock and the Preferred Stock is December 12, 2025. The $0.2711 per share ordinary income distribution and the $2.0443 per share capital gain distribution on the Common Stock is in accordance with the Corporation’s distribution policy. The capital gain distribution, being a special distribution, will be paid in stock except that any stockholder of record as of December 12, 2025, may elect to receive such distribution as follows: 75% in shares and 25% in cash; 50% in shares and 50% in cash; or 100% in cash.

The Corporation has paid dividends on its common stock for 81 consecutive years. The Corporation’s investment manager is Columbia Management Investment Advisers, LLC, a wholly-owned subsidiary of Ameriprise Financial, Inc.

The Corporation’s distributions on common stock will vary. The Corporation’s current distributions (as estimated by the Corporation based on current information) are from the earnings and profits of the Corporation. No amount of the Corporation’s current distribution consists of a return of capital (i.e., a return of some or all of your original investment in the Corporation).

The net asset value of the Corporation’s common shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. An investment in the Corporation is subject to stock market risk, which is the risk that market prices for the Corporation’s common shares may decline over short or long periods, adversely affecting the value of an investment in the Corporation.

Securities selected for the Corporation using quantitative methods may perform differently from the market as a whole, and there can be no assurance that this methodology will enable it to achieve its objective. The Corporation’s portfolio investments are subject to market risk, which may affect a single issuer, sector of the economy, industry or the market as a whole. Fixed-income investments, including convertible securities, are subject to credit risk, interest rate risk, and prepayment and extension risk. These risks may be more pronounced for longer-term securities and high-yield securities (“junk bonds”). In general, bond prices rise when interest rates fall and vice versa. Convertible securities are subject to both the risks of their security type prior to conversion as well as their security type after conversion. The Corporation’s use of leverage, including through its preferred stock, exposes it to greater risks due to unanticipated market movements, which may magnify losses and increase volatility of returns.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by contacting your financial advisor or the Corporation’s transfer agent at 800-345-6611 or visiting columbiathreadneedleus.com. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation. There is no guarantee that the Corporation’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

Tri-Continental Corporation is managed by Columbia Management Investment Advisers, LLC.

Columbia Threadneedle Investments® is the global brand name of the Columbia and Threadneedle group of companies.

Past performance does not guarantee future results.

Investment products are not insured by the FDIC, NCUA or any federal agency, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

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